Exhibit 99.2

NEWS

For immediate release

Contact:	Timothy J. Romenesko, Vice President, Chief Financial Officer
(630) 227-2090 or tromenesko@aarcorp.com

AAR TO OFFER CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (January 25, 2006) — AAR CORP. (NYSE: AIR) announced today that it will offer approximately $100 million in aggregate principal amount of convertible senior notes due 2026 (the “Notes”) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), subject to market and other conditions.  The Notes may be converted, under certain circumstances, into cash or a combination of cash and common stock of AAR CORP. (the “Company”).  The interest rate, conversion rate and offering price are to be determined by negotiations between AAR and the initial purchasers of the Notes.  The Company may raise up to an additional $25 million upon exercise of an option, which the Company expects to grant to the initial purchasers in connection with the offering.

The Company expects to use the net proceeds of the offering to repurchase accounts receivable that have been securitized, to repay a portion of its higher interest rate indebtedness, to fund future acquisitions and for general corporate purposes. The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered nor sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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This news release contains forward-looking statements that involve risks and uncertainties.  These include statements regarding proposed securities offerings, future acquisitions and other matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, changing conditions in debt markets, uncertainty of completing the proposed sale of securities and of the timing and manner of selling those shares, fluctuations in the price of the stock of AAR Corp., global, regional and industry economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by AAR Corp. with the U.S. Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101